Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

GameSquare Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Other	26,140,549	(2)	$0.3019	(3)	$7,891,831.74	0.00013810	$1,089.87
	Total Offering Amounts							$7,891,831.74		$1,089.87
	Total Fees Previously Paid									-
	Total Fee Offsets									-
	Net Fee Due									$1,089.87

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), that become issuable from time to time by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents shares of Common Stock reserved for future issuance under the Registrant’s 2024 Stock Incentive Plan, as amended.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the Common Stock as reported on the Nasdaq Capital Market on February 5, 2026 (such date being within five business days of the date that this Registration Statement was filed with the U.S. Securities and Exchange Commission).